EXHIBIT 4.1.3


                          CERTIFICATE OF AMENDMENT
                                   OF THE
                   RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                   THE READER'S DIGEST ASSOCIATION, INC.


          The undersigned, being the Chairman of the Board of Directors and Chief Executive Officer of The Reader's Digest Association, Inc., a Delaware corporation,

               DOES HEREBY CERTIFY:

               FIRST: That resolutions of the Board of Directors of this Corporation were duly adopted setting forth proposed amendments to the Restated Certificate of Incorporation of this Corporation (the "Restated Certificate") declaring said amendments to be advisable and submitting the amendments to the stockholders of the Corporation for their consideration. The resolutions setting forth the proposed amendments are as follows:

               RESOLVED, that subparagraph (2) of paragraph (b) of Article V of the Restated Certificate be, and it hereby is, amended and restated in its entirety to read as follows:

                    (a) To provide for the issuance, from time to time, of
               the shares of stock of the Corporation, whether now or hereafter authorized, for such consideration and on such terms and conditions as it may lawfully fix from time to time; and all shares so issued, the full consideration for which has been paid, shall be deemed fully paid and nonassessable; provided, however, that (i) authorized but unissued shares of the capital stock of the Corporation having any voting rights in addition to those prescribed by law shall only be issued if such issuance is approved by vote of the holders of shares of Class B Voting Common Stock and (ii) issued shares of capital stock of the Corporation having any voting rights in addition to those prescribed by law which are owned by the Corporation shall only be sold, assigned, transferred or otherwise disposed of by the Corporation if such sale, assignment, transfer or other disposition is approved by vote of the holders of shares of Class B Voting Common Stock, except that no such approval shall be required in the case of either clause (i) or (ii) for (A) the issuance or sale, assignment, transfer or other disposition of shares of Class B Voting Common Stock to the holders of shares of Class B Voting Common Stock in payment of a dividend or other distribution declared by the Board of Directors upon the common stock of the Corporation that is payable in common stock of the Corporation, or (B) the issuance or sale, assignment, transfer or other disposition of Preference Stock having only the voting rights described in paragraph (k)(B)(ii) of Article IV.

               SECOND: That thereafter, pursuant to resolution of its Board of Directors, the officers of the Corporation submitted the proposed amendments to a vote of the stockholders entitled to vote thereon at the annual meeting of stockholders of the Corporation.

               THIRD: That the amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

          IN WITNESS WHEREOF, the Chairman of the Board of Directors and Chief Executive Officer of the Corporation has executed this certificate on this ____ day of ________, 1999.

                                      By:
                                         Name: Thomas O. Ryder
                                         Title: Chairman of the Board of
                                               Directors and Chief Executive
                                               Officer
ATTEST:

Secretary